UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2022

Veritone, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38093	47-1161641
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2420 17th St., Office 3002, Denver, CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 507-1737

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VERI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended

transition period for complying with any new or revised financial accounting standards provided pursuant to Section13(a) of the Exchange Act.	☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 14, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 21, 2021 (the “Merger Agreement”), by and among Veritone, Inc, a Delaware corporation (the “Company”), PandoLogic Ltd., a company incorporated under the laws of the state of Israel (“PandoLogic”), Melisandra Ltd., a company incorporated under the laws of the State of Israel and a wholly-owned subsidiary of the Company (“Merger Sub”), and Shareholder Representative Services, LLC, a Colorado limited liability company, solely in its capacity as the representative of the Securityholders and COP Participants, the Company completed its acquisition of Pandologic through a merger of Merger Sub with and into PandoLogic (the “Merger” and together with the other transactions related thereto, the “Transactions”), with PandoLogic surviving the Merger as a wholly-owned subsidiary of the Company.  Capitalized terms used in this Current Report on Form 8-K but not otherwise defined herein have the meanings given to them in the Merger Agreement, a copy of which was filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

Under the Merger Agreement, the Securityholders and COP Participants are eligible to receive additional contingent consideration from the Company, which would be paid with a combination of cash and Common Stock, based upon the financial performance of PandoLogic in fiscal years 2021 (the “2021 Earn-Out Amount) and 2022 (the “2022 Earn-Out Amount”), and subject to adjustments as set forth in the Merger Agreement.  The Company paid $20,840,000 for the 2021 Earn-Out Amount during the six months ended June 30, 2022.

On September 6, 2022, the Company and PandoLogic entered into Amendment No. 1 to the Agreement and Plan of Merger (the “Amendment”).  The Amendment provides that the 2022 Earn-Out Amount will be no less than $10,825,000 (the “Minimum 2022 Earn-Out Amount”), irrespective of the actual financial performance of PandoLogic for the 2022 Earn-Out Period.  In the event net revenue of PandoLogic (on a consolidated basis, including PandoLogic, Inc.), calculated in accordance with GAAP, for the 2022 Earn-Out Period exceeds the 2022 Revenue Minimum, the 2022 Earn-Out Amount shall be as calculated in accordance with Section 2.16(a)(ii) of the Merger Agreement less the Minimum 2022 Earn-Out Amount.

In exchange for the Minimum 2022 Earn-Out Amount, the Amendment further provides that certain restrictive operational covenants and obligations of the Company shall terminate as of the date of the Amendment and for the early release of certain escrow funds to the Company and to the Paying Agent for further distribution to the Securityholders and COP Participants.  The Amendment also provides for releases as to certain matters related to the Merger Agreement and the Amendment.

Assuming the Minimum Earn-Out Amount is paid as contemplated in the Amendment, the overall consideration paid in connection with the Transactions under the Merger Agreement, net of cash acquired, will be approximately $114 million1 or 1.6 times PandoLogic’s calendar year 2021 revenue.

The foregoing descriptions of the Merger Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement and the Amendment, copies of which are filed herewith as Exhibits 2.1 and 2.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

[1]

Calculated as the sum of $74.7 million in cash, net of cash acquired, and 2,233,187 shares of Common Stock valued using the closing stock price on each issuance date (or, with respect to Common Stock to be issued as part of the 2022 Earn-Out Amount, estimated as of the date of the Amendment) as follows:  (i) 1,704,822 shares of Common Stock issued on September 14, 2021, the closing date of the Merger, (ii) 352,330 shares of Common Stock issued on March 31, 2022, the date of determination of the 2021 Earn-Out Amount and (iii) 176,035 shares of Common Stock estimated to be issued for the Minimum 2022 Earn-Out Amount as of the date of the Amendment.

EXHIBIT NO.	DESCRIPTION

2.1

Agreement and Plan of Merger, dated as of July 21, 2021, by and among Veritone, Inc., Melisandra Ltd., PandoLogic Ltd. and Shareholder Representative Services, LLC, as the Securityholder Representative (incorporated by reference to Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed on August 5, 2021).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated September 6, 2022, by and between Veritone, Inc. and Shareholder Representative Services, LLC.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2022	Veritone, Inc.

	By:	/s/ Michael L. Zemetra
Michael L. Zemetra
Executive Vice President, Chief Financial Officer
and Treasurer